UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 8)*



                             PACIFIC CAPITAL BANCORP
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   801233-10-7
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                             Jay Donald Smith, Esq.
                            200 East Carrillo Street,
                                    Ste. 300
                             Santa Barbara, CA 93101
                                 (805) 564-6310
--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
 Communications)

                                  June 30, 1999
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rules 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See 240.13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D
-----------------------                                           --------------
CUSIP No. 8012330-10-7                                             Page 4 of 1
-----------------------                                           --------------


-------------------------------------------------------------------------------


-------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON

     Santa Barbara Bank & Trust, as Trustee of the Pacific Capital Bancorp Employee Stock Ownership Plan and Trust
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                        (b) [X]

-------------------------------------------------------------------------------
3   SEC USE ONLY

-------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

     WC
-------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO    [ ]
      ITEMS 2(d) or 2(e)

-------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

     California
-------------------------------------------------------------------------------
                            7   SOLE VOTING POWER

                                 21,240
         NUMBER OF          ---------------------------------------------------
          SHARES            8   SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                1,664,487
           EACH             ---------------------------------------------------
        REPORTING           9   SOLE DISPOSITIVE POWER
          PERSON
           WITH                  1,685,727
                            ---------------------------------------------------
                           10 SHARED DISPOSITIVE POWER

                                 NONE
                            ---------------------------------------------------
-------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,685,727
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [ ]


-------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              6.87%
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

     CO
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON

       DONALD M. ANDERSON
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                        (b) [X]

-------------------------------------------------------------------------------
3   SEC USE ONLY


-------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

     PF
-------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO    [ ]
      ITEMS 2(d) or 2(e)

-------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
-------------------------------------------------------------------------------
                            7   SOLE VOTING POWER

                                 538,254
         NUMBER OF          ---------------------------------------------------
          SHARES            8   SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                -0-
           EACH             ---------------------------------------------------
        REPORTING           9   SOLE DISPOSITIVE POWER
          PERSON
           WITH                  538,254
                            ---------------------------------------------------
                           10 SHARED DISPOSITIVE POWER

                                 -0-
                            ---------------------------------------------------
-------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     538,254
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [ ]


-------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              2.17%
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

     IN
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON

       EDWARD E. BIRCH
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                        (b) [X]

-------------------------------------------------------------------------------
3   SEC USE ONLY


-------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

     PF
-------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO    [ ]
      ITEMS 2(d) or 2(e)

-------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
-------------------------------------------------------------------------------
                            7   SOLE VOTING POWER

                                 25,440
         NUMBER OF          ---------------------------------------------------
          SHARES            8   SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                -0-
           EACH             ---------------------------------------------------
        REPORTING           9   SOLE DISPOSITIVE POWER
          PERSON
           WITH                  25,440
                            ---------------------------------------------------
                           10 SHARED DISPOSITIVE POWER

                                 -0-
                            ---------------------------------------------------
-------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     25,440
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [ ]


-------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              0.10%
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

     IN
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON

       CATHERINE R. STEINKE
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                        (b) [X]

-------------------------------------------------------------------------------
3   SEC USE ONLY


-------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

     PF
-------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO    [ ]
      ITEMS 2(d) or 2(e)

-------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
-------------------------------------------------------------------------------
                            7   SOLE VOTING POWER

                                 24,900
         NUMBER OF          ---------------------------------------------------
          SHARES            8   SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                21,240
           EACH             ---------------------------------------------------
        REPORTING           9   SOLE DISPOSITIVE POWER
          PERSON
           WITH                  24,900
                            ---------------------------------------------------
                           10 SHARED DISPOSITIVE POWER

                                 21,240
                            ---------------------------------------------------
-------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     46,140
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [ ]


-------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              0.19%
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

     IN
-------------------------------------------------------------------------------





-------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON

       RICHARD M. DAVIS
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                        (b) [X]

-------------------------------------------------------------------------------
3   SEC USE ONLY


-------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

     PF
-------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO    [ ]
      ITEMS 2(d) or 2(e)

-------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
-------------------------------------------------------------------------------
                            7   SOLE VOTING POWER

                                 46,711
         NUMBER OF          ---------------------------------------------------
          SHARES            8   SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                -0-
           EACH             ---------------------------------------------------
        REPORTING           9   SOLE DISPOSITIVE POWER
          PERSON
           WITH                  46,711
                            ---------------------------------------------------
                           10 SHARED DISPOSITIVE POWER

                                 -0-
                            ---------------------------------------------------
-------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     46,711
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [ ]


-------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              0.19%
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

     IN
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON

       DALE E. HANST
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                        (b) [X]

-------------------------------------------------------------------------------
3   SEC USE ONLY


-------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

     PF
-------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO    [ ]
      ITEMS 2(d) or 2(e)

-------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
-------------------------------------------------------------------------------
                            7   SOLE VOTING POWER

                                 109,296
         NUMBER OF          ---------------------------------------------------
          SHARES            8   SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                -0-
           EACH             ---------------------------------------------------
        REPORTING           9   SOLE DISPOSITIVE POWER
          PERSON
           WITH                  109,296
                            ---------------------------------------------------
                           10 SHARED DISPOSITIVE POWER

                                 -0-
                            ---------------------------------------------------
-------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     109,296
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [ ]


-------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              0.44%
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

     IN
-------------------------------------------------------------------------------





-------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON

      D. VERNON HORTON
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                        (b) [X]

-------------------------------------------------------------------------------
3   SEC USE ONLY


-------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

     PF
-------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO    [ ]
      ITEMS 2(d) or 2(e)

-------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
-------------------------------------------------------------------------------
                            7   SOLE VOTING POWER

                                 152,786
         NUMBER OF          ---------------------------------------------------
          SHARES            8   SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                  21,240
           EACH             ---------------------------------------------------
        REPORTING           9   SOLE DISPOSITIVE POWER
          PERSON
           WITH                  152,786
                            ---------------------------------------------------
                           10 SHARED DISPOSITIVE POWER

                                   21,240
                            ---------------------------------------------------
-------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     174,026
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [ ]


-------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              0.70%
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

     IN
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON

       ROGER C. KNOPF
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                        (b) [X]

-------------------------------------------------------------------------------
3   SEC USE ONLY


-------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

     PF
-------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO    [ ]
      ITEMS 2(d) or 2(e)

-------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
-------------------------------------------------------------------------------
                            7   SOLE VOTING POWER

                                 247,361
         NUMBER OF          ---------------------------------------------------
          SHARES            8   SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                -0-
           EACH             ---------------------------------------------------
        REPORTING           9   SOLE DISPOSITIVE POWER
          PERSON
           WITH                  247,361
                            ---------------------------------------------------
                           10 SHARED DISPOSITIVE POWER

                                 -0-
                            ---------------------------------------------------
-------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     247,361
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [ ]


-------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              1.00%
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

     IN
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON

       CLAYTON C. LARSON
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                        (b) [X]

-------------------------------------------------------------------------------
3   SEC USE ONLY


-------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

     PF
-------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO    [ ]
      ITEMS 2(d) or 2(e)

-------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
-------------------------------------------------------------------------------
                            7   SOLE VOTING POWER

                                 212,694
         NUMBER OF          ---------------------------------------------------
          SHARES            8   SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                  21,240
           EACH             ---------------------------------------------------
        REPORTING           9   SOLE DISPOSITIVE POWER
          PERSON
           WITH                  212,694
                            ---------------------------------------------------
                           10 SHARED DISPOSITIVE POWER

                                   21,240
                            ---------------------------------------------------
-------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     233,934
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [ ]


-------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              0.94%
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

     IN
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON

       KATHY J. ODELL
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                        (b) [X]

-------------------------------------------------------------------------------
3   SEC USE ONLY


-------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

     PF
-------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO    [ ]
      ITEMS 2(d) or 2(e)

-------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
-------------------------------------------------------------------------------
                            7   SOLE VOTING POWER

                                 -0-
         NUMBER OF          ---------------------------------------------------
          SHARES            8   SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                -0-
           EACH             ---------------------------------------------------
        REPORTING           9   SOLE DISPOSITIVE POWER
          PERSON
           WITH                  -0-
                            ---------------------------------------------------
                           10 SHARED DISPOSITIVE POWER

                                 -0-
                            ---------------------------------------------------
-------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [ ]


-------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.00%
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

     IN
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON

       WILLIAM H. POPE
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                        (b) [X]

-------------------------------------------------------------------------------
3   SEC USE ONLY


-------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

     PF
-------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO    [ ]
      ITEMS 2(d) or 2(e)

-------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
-------------------------------------------------------------------------------
                            7   SOLE VOTING POWER

                                 59,518
         NUMBER OF          ---------------------------------------------------
          SHARES            8   SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                -0-
           EACH             ---------------------------------------------------
        REPORTING           9   SOLE DISPOSITIVE POWER
          PERSON
           WITH                  59,518
                            ---------------------------------------------------
                           10 SHARED DISPOSITIVE POWER

                                 -0-
                            ---------------------------------------------------
-------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     59,518
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [ ]


-------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              0.24%
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

     IN
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON

       HARRY B. POWELL
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                        (b) [X]

-------------------------------------------------------------------------------
3   SEC USE ONLY


-------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

     PF
-------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO    [ ]
      ITEMS 2(d) or 2(e)

-------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
-------------------------------------------------------------------------------
                            7   SOLE VOTING POWER

                                 36,247
         NUMBER OF          ---------------------------------------------------
          SHARES            8   SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                -0-
           EACH             ---------------------------------------------------
        REPORTING           9   SOLE DISPOSITIVE POWER
          PERSON
           WITH                  36,247
                            ---------------------------------------------------
                           10 SHARED DISPOSITIVE POWER

                                 -0-
                            ---------------------------------------------------
-------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     36,247
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [ ]


-------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              0.15%
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

     IN
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON

       DAVID W. SPAINHOUR
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                        (b) [X]

-------------------------------------------------------------------------------
3   SEC USE ONLY


-------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

     PF
-------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO    [ ]
      ITEMS 2(d) or 2(e)

-------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
-------------------------------------------------------------------------------
                            7   SOLE VOTING POWER

                                 469,078
         NUMBER OF          ---------------------------------------------------
          SHARES            8   SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                  21,240
           EACH             ---------------------------------------------------
        REPORTING           9   SOLE DISPOSITIVE POWER
          PERSON
           WITH                  469,078
                            ---------------------------------------------------
                           10 SHARED DISPOSITIVE POWER

                                   21,240
                            ---------------------------------------------------
-------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     490,318
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [ ]


-------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              1.97%
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

     IN
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON

       WILLIAM S. THOMAS, JR.
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                        (b) [X]

-------------------------------------------------------------------------------
3   SEC USE ONLY


-------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

     PF
-------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO    [ ]
      ITEMS 2(d) or 2(e)

-------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
-------------------------------------------------------------------------------
                            7   SOLE VOTING POWER

                                 105,087
         NUMBER OF          ---------------------------------------------------
          SHARES            8   SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                  21,240
           EACH             ---------------------------------------------------
        REPORTING           9   SOLE DISPOSITIVE POWER
          PERSON
           WITH                  105,087
                            ---------------------------------------------------
                           10 SHARED DISPOSITIVE POWER

                                 21,240
                            ---------------------------------------------------
-------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     126,327
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [ ]


-------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              0.51%
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

     IN
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON

       DONALD E. BARRY
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                        (b) [X]

-------------------------------------------------------------------------------
3   SEC USE ONLY


-------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

     PF
-------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO    [ ]
      ITEMS 2(d) or 2(e)

-------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
-------------------------------------------------------------------------------
                            7   SOLE VOTING POWER

                                 42,085
         NUMBER OF          ---------------------------------------------------
          SHARES            8   SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                21,240
           EACH             ---------------------------------------------------
        REPORTING           9   SOLE DISPOSITIVE POWER
          PERSON
           WITH                  42,085
                            ---------------------------------------------------
                           10 SHARED DISPOSITIVE POWER

                                 21,240
                            ---------------------------------------------------
-------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     63,325
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [ ]


-------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              0.25%
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

     IN
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON

       DONALD E. LAFLER
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                        (b) [X]

-------------------------------------------------------------------------------
3   SEC USE ONLY


-------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

     PF
-------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO    [ ]
      ITEMS 2(d) or 2(e)

-------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
-------------------------------------------------------------------------------
                            7   SOLE VOTING POWER

                                 45,261
         NUMBER OF          ---------------------------------------------------
          SHARES            8   SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                21,240
           EACH             ---------------------------------------------------
        REPORTING           9   SOLE DISPOSITIVE POWER
          PERSON
           WITH                  45,261
                            ---------------------------------------------------
                           10 SHARED DISPOSITIVE POWER

                                 21,240
                            ---------------------------------------------------
-------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     66,501
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [ ]


-------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              0.27%
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

     IN
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON

       PAULETTE POSCH
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                        (b) [X]

-------------------------------------------------------------------------------
3   SEC USE ONLY


-------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

     PF
-------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO    [ ]
      ITEMS 2(d) or 2(e)

-------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
-------------------------------------------------------------------------------
                            7   SOLE VOTING POWER

                                 32,633
         NUMBER OF          ---------------------------------------------------
          SHARES            8   SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                21,240
           EACH             ---------------------------------------------------
        REPORTING           9   SOLE DISPOSITIVE POWER
          PERSON
           WITH                  32,633
                            ---------------------------------------------------
                           10 SHARED DISPOSITIVE POWER

                                 21,240
                            ---------------------------------------------------
-------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     53,873
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [ ]


-------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              0.22%
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

     IN
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON

       DAVID RISTIG
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                        (b) [X]

-------------------------------------------------------------------------------
3   SEC USE ONLY


-------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

     PF
-------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO    [ ]
      ITEMS 2(d) or 2(e)

-------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
-------------------------------------------------------------------------------
                            7   SOLE VOTING POWER

                                 27,520
         NUMBER OF          ---------------------------------------------------
          SHARES            8   SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                21,240
           EACH             ---------------------------------------------------
        REPORTING           9   SOLE DISPOSITIVE POWER
          PERSON
           WITH                  27,520
                            ---------------------------------------------------
                           10 SHARED DISPOSITIVE POWER

                                 21,240
                            ---------------------------------------------------
-------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     48,760
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [ ]


-------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              0.20%
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

     IN
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON

       JAY D. SMITH, ESQ.
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                        (b) [X]

-------------------------------------------------------------------------------
3   SEC USE ONLY


-------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

     PF
-------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO    [ ]
      ITEMS 2(d) or 2(e)

-------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
-------------------------------------------------------------------------------
                            7   SOLE VOTING POWER

                                 174,830
         NUMBER OF          ---------------------------------------------------
          SHARES            8   SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                21,240
           EACH             ---------------------------------------------------
        REPORTING           9   SOLE DISPOSITIVE POWER
          PERSON
           WITH                  174,830
                            ---------------------------------------------------
                           10 SHARED DISPOSITIVE POWER

                                 21,240
                            ---------------------------------------------------
-------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     196,070
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [ ]


-------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.79%
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

     IN
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON

       KENT M. VINING
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                        (b) [X]

-------------------------------------------------------------------------------
3   SEC USE ONLY


-------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

     PF
-------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO    [ ]
      ITEMS 2(d) or 2(e)

-------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
-------------------------------------------------------------------------------
                            7   SOLE VOTING POWER

                                 66,113
         NUMBER OF          ---------------------------------------------------
          SHARES            8   SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                21,240
           EACH             ---------------------------------------------------
        REPORTING           9   SOLE DISPOSITIVE POWER
          PERSON
           WITH                  66,113
                            ---------------------------------------------------
                           10 SHARED DISPOSITIVE POWER

                                 21,240
                            ---------------------------------------------------
-------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     87,353
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [ ]


-------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              0.35%
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

     IN
-------------------------------------------------------------------------------

                                  SCHEDULE 13D
                                (Amendment No. 8)


The Schedule 13D jointly filed by Santa Barbara Bank & Trust and others with respect to the Pacific Capital Bancorp Employee Stock Ownership Plan and Trust is hereby amended as follows. The Schedule 13D was originally filed on January 31, 1985 and subsequently was amended by Amendments No. 1, 2, 3, 4, 5, 6 and 7.

Item 1.       Security and Issuer.

Common Stock of Pacific Capital Bancorp, a California corporation ("Bancorp"), whose principal executive offices are located at 200 East Carrillo Street, Ste. 300, Santa Barbara, California 93101.

Item 2.       Identity and Background.

The shares of Common Stock of Bancorp with respect to which this Schedule 13D is being filed are owned of record by Santa Barbara Bank & Trust, as Trustee of the Pacific Capital Bancorp Employee Stock Ownership Plan and Trust (the "ESOP"). This Schedule 13D is being jointly filed by Santa Barbara Bank & Trust, as Trustee of the ESOP, by the members of the Advisory Committee of the ESOP, and by the officers and Directors of Bancorp. The identity and other applicable information about the persons filing this Schedule 13D are set forth below. (The ESOP previously was denominated the "Santa Barbara Bank & Trust Employee Stock Ownership Plan and Trust." Effective as of January 1, 1998, the ESOP was amended and restated as the "Pacific Capital Bancorp Employee Stock Ownership Plan and Trust" and Pacific Capital Bancorp was designated as the Employer for periods on and after January 1, 1999. As the employer under the ESOP, Bancorp has the authority to appoint the Trustee of the ESOP. Santa Barbara Bank & Trust continues as the Trustee of the Trust established with respect to the ESOP.)

     Santa Barbara Bank & Trust, as Trustee

     Santa Barbara Bank & Trust
     State of Incorporation:            California
     Principal Business:                California State-Chartered Bank
     Address of Principal
     Business and Offices:              200 E. Carrillo Street, Ste. 300
                                                 Santa Barbara, CA  93101

     Officers and Directors of Pacific Capital Bancorp

     The following information is provided pursuant to General Instruction C with respect to the Executive Officers and Directors of Bancorp and of Santa Barbara Bank & Trust, a California corporation ("SBBT"). SBBT is a wholly owned subsidiary of Bancorp. Unless otherwise identified, all of the following persons identified as Directors, are Directors of both SBBT and Bancorp.

      Name and Address                  Occupation & Business Address

      David M. Anderson                 Director
      200 E. Carrillo Street, Ste. 300  Chairman of the Board
      Santa Barbara, CA  93101          Pacific Capital Bancorp
                                        200 E. Carrillo Street, Ste. 300
                                        Santa Barbara, CA  93101

      Edward E. Birch, Ph.D.            Director
      200 E. Carrillo Street, Ste. 300  Executive Vice president
      Santa Barbara, CA  93101          Westmont College
                                        955 La Paz Road
                                        Montecito, CA  93108

      Richard M. Davis                  Director
      200 E. Carrillo Street, Ste. 300  Retired
      Santa Barbara, CA  93101

      Dale E. Hanst                     Director
      200 E. Carrillo Street, Ste. 300  Retired
      Santa Barbara, CA  93101

      D. Vernon Horton                  Director
      200 E. Carrillo Street, Ste. 300  Vice Chairman of Pacific Capital Bancorp
      Santa Barbara, CA  93101          200 E. Carrillo Street, Ste. 300
                                        Santa Barbara, CA 93101

      Roger C. Knopf                    Director
      200 E. Carrillo Street, Ste. 300  President of Knopf Construction
      Santa Barbara, CA  93101          Morgan Hill, CA

      Clayton C. Larson                 Director
      200 E. Carrillo Street, Ste. 300  Vice Chairman of Pacific Capital Bancorp
      Santa Barbara, CA  93101          200 E. Carrillo Street, Ste. 300
                                        Santa Barbara, CA 93101

      Kathy J. Odell                    Director
      200 E. Carrillo Street, Ste. 300  Chief Operating Officer
      Santa Barbara, CA  93101          Karl Storz Imaging, Inc.
                                        175 Cremona Drive
                                        Goleta, CA 93117

      William H. Pope                   Director
      200 E. Carrillo Street, Ste. 300  Retired
      Santa Barbara, CA  93101

      Harry B. Powell                   Director
      200 E. Carrillo Street, Ste. 300  Retired
      Santa Barbara, CA  93101

      David W. Spainhour                Director, President
      200 E. Carrillo Street, Ste. 300  Pacific Capital Bancorp
      Santa Barbara, CA  93101          200 E. Carrillo Street, Ste. 300
                                        Santa Barbara, CA  93101

      William S. Thomas, Jr.            Director, President
      200 E. Carrillo Street, Ste. 300  Chief Executive Officer
      Santa Barbara, CA  93101          Santa Barbara Bank & Trust
                                        200 E. Carrillo Street, Ste. 300
                                        Santa Barbara, CA  93101

      Donald E. Barry                   Executive Vice President and Trust &
      200 E. Carrillo Street, Ste. 300  Investment Services Manager
      Santa Barbara, CA  93101          Pacific Capital Bancorp
                                        200 E. Carrillo Street, Ste. 300
                                        Santa Barbara, CA  93101

      Donald E, Lafler                  Senior Vice President and
      200 E. Carrillo Street, Ste. 300  Chief Financial Officer
      Santa Barbara, CA  93101          Pacific Capital Bancorp
                                        200 E. Carrillo Street, Ste. 300
                                        Santa Barbara, CA  93101

      Paulette Posch                    Vice President and
      200 E. Carrillo Street, Ste. 300  Employee Benefits Plan Manager
      Santa Barbara, CA  93101          Santa Barbara Bank & Trust
                                        200 E. Carrillo Street, Ste. 300
                                        Santa Barbara, CA  93101

      David Ristig                      Senior Vice President and
      200 E. Carrillo Street, Ste. 300  MIS/Operating Manager
      Santa Barbara, CA  93101          Pacific Capital Bancorp
                                        200 E. Carrillo Street, Ste. 300
                                        Santa Barbara, CA  93101

      Jay D. Smith, Esq.                Senior Vice President and
      200 E. Carrillo Street, Ste. 300  General Counsel
      Santa Barbara, CA 93101           Pacific Capital Bancorp
                                        200 E. Carrillo Street, Ste. 300
                                        Santa Barbara, CA 93101

      Catherine R. Steinke              Senior Vice President and
      200 E. Carrillo Street, Ste. 300  Director of Human Resources
      Santa Barbara, CA 93101           Pacific Capital Bancorp
                                        200 E. Carrillo Street, Ste. 300
                                        Santa Barbara, CA 93101

      Kent M. Vining                    Senior Vice President
      200 E. Carrillo Street, Ste. 300  Pacific Capital Bancorp
      Santa Barbara, CA 93101           200 E. Carrillo Street, Ste. 300
                                        Santa Barbara, CA 93101


Advisory Committee

The ESOP is administered by an Advisory Committee. The Advisory Committee has the power to direct the Trustee to vote shares of Common Stock held by the ESOP to the extent that those shares are not allocated to individual Participant accounts. As of the date of this Schedule, there are 21,240 shares of Common Stock held by the ESOP which have not been allocated to individual Participant accounts. The following information is provided with respect to the members of the Advisory Committee.

      Name and Address                  Occupation & Business Address

      Donald E. Barry                   See above
      D. Vernon Horton                  See above
      Donald E. Lafler                  See above
      Clayton C. Larson                 See above
      Paulette Posch                    See above
      David Ristig                      See above
      Jay D. Smith, Esq.                See above
      David W. Spainhour                See above
      Catherine R. Steinke              See above
      William S. Thomas, Jr.            See above
      Kent M. Vining                    See above

(d) During the last five years, none of Bancorp, SBBT or any of the persons named above has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors).

(e) During the last five years, none of Bancorp, SBBT or any of the persons named above was a party to any proceeding or is or was subject to any judgment, decree or final order of the type described in paragraph (e) of Item 2 of the Instructions.

(f) All of the above named natural persons are citizens of the United States.

Disclaimer

Each of the members of the Advisory Committee and each of the officers and Directors of Bancorp named above disclaims any beneficial ownership of the shares of Common Stock held in the ESOP, except only to the extent that such individual is a Participant in the ESOP and such shares have been allocated to such individual's Participant account. Further, each of the persons jointly filing this Schedule expressly disaffirms and disclaims membership in any group of persons who have acted or have agreed to act together for the purposes of acquiring, holding, voting or disposing of Common Stock of Bancorp.

Item 3.  Source and Amount of Funds or Other Consideration.

       ESOP Purchases of Pacific Capital Bancorp Stock since June 25, 1997

Date of Purchase   Shares    Share Price    Dollar Value
----------------   ------    -----------    ------------
01/29/99           12,500       $23.1250        $289,063
02/02/99           10,000       $23.1250        $231,250
02/09/99            2,500       $25.2500         $63,125
02/11/99            5,000       $25.2500        $126,250
02/12/99           11,650       $25.1786        $293,331
03/12/99            3,500       $23.7500         $83,125
03/17/99            3,500       $23.4375         $82,031
03/17/99            2,500       $23.5000         $58,750
03/23/99           11,740       $23.5000        $275,890
04/05/99*         239,684
04/09/99            2,500       $22.1875         $55,469
04/09/99            2,000       $22.1875         $44,375
04/22/99            5,000       $24.7500        $123,750
06/08/99            6,750       $29.5000        $199,125
06/30/99               28       $30.6250            $885

* Represents shares previously held by the Employee Stock Ownership Plan of the former Pacific Capital Bancorp and transferred to the ESOP from Mechanics Bank in connection with the merger of former Pacific Capital Bancorp with Bancorp effective December 30, 1998.

The funds used by the ESOP to purchase the shares described above were contributed to the ESOP by SBBT or Bancorp from its general operating revenues.

After giving effect to the transactions described above, the ESOP holds a total of 1,665,727 shares of Common Stock.

Item 4.  Purpose of Transaction.

The foregoing shares of Bancorp's Common Stock were acquired by the ESOP to be held in the ESOP for the benefit of the employees of Bancorp, SBBT and the other subsidiaries of Bancorp. None of the reporting persons has any present plans which relate to or would result in any transaction of the type described in clauses (a) through (j) of Item 4 of the Instructions.

Item 5.  Interest in Securities of the Issuer.

(a) The following table sets forth the number of shares of Common Stock of Bancorp beneficially owned by (including shares over which options exist which may be exercised within 60 days of the date of this Schedule) and the percentage of ownership of (i) SBBT, as Trustee of the ESOP, (ii) each of the Executive Officers and Directors of Bancorp, and (iii) each of the members of the Advisory Committee of the ESOP.

                          NUMBER OF             NUMBER OF
                            SHARES               SHARES
                          WITH SOLE   OPTION      WITH        TOTAL   PERCENT OF
          PERSON           POWER (1) SHARES (2) POWER (3)    SHARES    CLASS (5)
          ------          ---------- ---------- ---------    ------    ---------
Santa Barbara Bank &         21,240             1,664,727   1,685,727     6.87%
Trust, as Trustee of the
Pacific Capital Bancorp
Employee Stock Ownership
Plan and Trust
Donald M. Anderson          516,424    21,830        -0-      538,254     2.17%
Donald E. Barry              31,085    11,000      21,240      63,325     0.25%
Edward E. Birch              25,440      -0-         -0-       25,440     0.10%
Richard M. Davis             44,711     2,600        -0-       46,711     0.19%
Dale E. Hanst                80,672    28,624        -0-      109,296     0.44%
D. Vernon Horton            120,785    32,001      21,240     174,026     0.70%
Roger C. Knopf              227,044    20,317        -0-      247,361     1.00%
Don E. Lafler                30,388    14,873      21,240      66,501     0.27%
Clayton Larson              180,693    32,001      21,240     233,934     0.94%
Kathy Odell                    -0-       -0-         -0-         -0-      0.00%
William H. Pope              59,518      -0-         -0-       59,518     0.24%
Paulette Posch               32,633      -0-       21,240      53,873     0.22%
Harry Powell                 29,197     7,050        -0-       36,247     0.15%
David Ristig                 15,997    11,523      21,240      48,760     0.20%
Jay D. Smith, Esq.          174,830      -0-       21,240     196,070     0.79%
David Spainhour             450,648    18,430      21,240     490,318     1.97%
Catherine Steinke            11,777    13,123      21,240      46,140     0.19%
William S. Thomas, Jr.       21,087    84,000      21,240     126,327     0.51%
Kent M. Vining               66,113      -0-       21,240      87,353     0.35%

(1) Each of the above named individuals owns outright and possesses sole power to vote and to direct the disposition of these shares.

(2) This column discloses shares subject to presently exercisable options held by the named persons which are exercisable within 60 days of the date of this Schedule.

(3) This column represents shares over which the named persons possess shared power of disposition. Namely, these are the shares held in the ESOP and over which members of the Advisory Committee have the power of disposition. The named persons disclaim any beneficial ownership in any securities held by the ESOP, except to the extent that such persons are Participants in the ESOP and shares held by the ESOP have been allocated to such persons' individual Participant accounts (as to such shares that have been allocated to such persons' individual accounts, the named persons possess voting power, but do not possess investment control or power of disposition over such shares). As Trustee of the ESOP, SBBT has power, at the direction of the Advisory Committee, to vote shares that have not been allocated to individual Participant accounts and the ultimate power of disposition of shares held in the ESOP.

        Of the individuals named above, the following are Participants in the ESOP and the following number of shares have been allocated to their individual accounts:

         Participant                             Shares

        Donald M. Anderson                       50,272
        Donald E. Barry                           1,085
        Vernon D. Horton                         14,889
        Donald E. Lafler                          9,223
        Clayton Larson                           14,639
        David Ristig                              7,119
        Paulette Posch                           15,457
        Jay D. Smith                             31,183
        David Spainhour                          52,028
        Catherine R. Steinke                      1,350
        William S. Thomas, Jr.                    1,399
        Kent M. Vining                           37,923

4)      This column represents the total of columns 1 through 3, above.

5) In computing the number of shares of Common Stock of Bancorp outstanding, all options reported in column 2 have been treated as exercised and the shares underlying such options have been treated as issued and outstanding. On that basis, as of the date of this Schedule, there are 24,532,760 shares actually outstanding, options covering a total of 313,290 shares are deemed outstanding and a total of 24,846,250 shares are deemed outstanding. Shares covered by outstanding options have not been included as outstanding shares for purposes of computing the percent of class held by the Trustee.

6) In addition to the transactions described in Item 3 above, since the filing of Amendment No. 7 to the Schedule 13D, (i) certain of the reporting persons acquired additional shares of Common Stock of Bancorp and/or options on shares of Common Stock of Bancorp under one or more of the Company's stock option plans and (ii) certain of the reporting persons disposed of shares of Common Stock of Bancorp for their own account. These transactions, which are reflected in the above Table, did not result in a material change in the percentage ownership of the reporting persons, either individually or in the aggregate.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

None.

Item 7. Material to be Filed as Exhibits

The following Exhibits are attached:

        (a)       Consent relating to the joint filing of this Schedule 13D.



                         [signatures begin on next page]

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                         SANTA BARBARA BANK & TRUST, as
                         Trustee of the Pacific Capital Bancorp
                         Employee Stock Ownership Plan and Trust



                                        By:   /s/ William S. Thomas, Jr.
----------------------------------------    ----------------------------
                    Date               William S. Thomas, Jr., President

                              DIRECTIORS OF BANCORP
                                       AND
                       MEMBERS OF THE ADVISORY COMMITTEE:


                                              /s/ Donald M. Anderson
----------------------------------------    ----------------------------
                    Date                          Donald M. Anderson

                                              /s/ Edward E. Birch
----------------------------------------    ----------------------------
                    Date                          Edward E. Birch

                                              /s/ Richard M. Davis
----------------------------------------    ----------------------------
                    Date                          Richard M. Davis

                                              /s/ Dale E. Hanst
----------------------------------------    ----------------------------
                    Date                          Dale E. Han

                                              /s/ D. Vernon Horton
----------------------------------------    ----------------------------
                    Date                          D. Vernon Horton

                                              /s/ Roger C. Knopf
----------------------------------------    ----------------------------
                    Date                          Roger C. Knopf

                                              /s/ Clayton C. Larson
----------------------------------------    ----------------------------
                    Date                          Clayton C. Larson

                                              /s/ Kathy J. Odell
----------------------------------------    ----------------------------
                    Date                          Kathy J. Odell

                                              /s/ William H. Pope
----------------------------------------    ----------------------------
                    Date                          William H. Pope

                                              /s/ Harry B. Powell
----------------------------------------    ----------------------------
                    Date                          Harry B. Powell

                                              /s/ David W. Spainhour
----------------------------------------    ---------------------------
                    Date                          David W. Spainhour

                                              /s/ William S. Thomas, Jr.
----------------------------------------    ----------------------------
                    Date                          William S. Thomas, Jr.

                                              /s/ Donald E. Barry
----------------------------------------    ----------------------------
                    Date                          Donald E. Barry

                                              /s/ Donald E. Lafler
----------------------------------------    ----------------------------
                    Date                          Donald E. Lafler

                                              /s/ Paulette Posch
----------------------------------------    ----------------------------
                    Date                          Paulette Posch

                                              /s/ David Ristig
----------------------------------------    ----------------------------
                    Date                          David Ristig

                                              /s/ Jay D. Smith
----------------------------------------    ----------------------------
                    Date                          Jay D. Smith, Esq.

                                              /s/ Catherine R. Steinke
----------------------------------------    ----------------------------
                    Date                          Catherine R. Steinke

                                              /s/ Kent M. Vining
----------------------------------------    ----------------------------
                    Date                          Kent M. Vining

                     CONSENT TO JOINT FILING OF SCHEDULE 13D

Each of the undersigned consents and agrees to the filing of a Joint Statement on Schedule 13D pursuant to Rule 13d-1(k)(iii) pertaining to the shares of Common Stock of Pacific Capital Bancorp held by the Pacific Capital Bancorp Employee Stock Ownership Plan and Trust.


                         SANTA BARBARA BANK & TRUST, as
                         Trustee of the Pacific Capital Bancorp
                         Employee Stock Ownership Plan and Trust

                                       By:    /s/ William S. Thomas, Jr.
-----------------------------               ----------------------------
                   Date                William S. Thomas, Jr., President

                              DIRECTIORS OF BANCORP
                                       AND
                       MEMBERS OF THE ADVISORY COMMITTEE:


                                              /s/ Donald M. Anderson
----------------------------------------    ----------------------------
                    Date                          Donald M. Anderson

                                              /s/ Edward E. Birch
----------------------------------------    ----------------------------
                    Date                          Edward E. Birch

                                              /s/ Richard M. Davis
----------------------------------------    ----------------------------
                    Date                          Richard M. Davis

                                              /s/ Dale E. Hanst
----------------------------------------    ----------------------------
                    Date                          Dale E. Han

                                              /s/ D. Vernon Horton
----------------------------------------    ----------------------------
                    Date                          D. Vernon Horton

                                              /s/ Roger C. Knopf
----------------------------------------    ----------------------------
                    Date                          Roger C. Knopf

                                              /s/ Clayton C. Larson
----------------------------------------    ----------------------------
                    Date                          Clayton C. Larson

                                              /s/ Kathy J. Odell
----------------------------------------    ----------------------------
                    Date                          Kathy J. Odell

                                              /s/ William H. Pope
----------------------------------------    ----------------------------
                    Date                          William H. Pope

                                              /s/ Harry B. Powell
----------------------------------------    ----------------------------
                    Date                          Harry B. Powell

                                              /s/ David W. Spainhour
----------------------------------------    ----------------------------
                    Date                          David W. Spainhour

                                              /s/ William S. Thomas, Jr.
----------------------------------------    ----------------------------
                    Date                          William S. Thomas, Jr.

                                              /s/ Donald E. Barry
----------------------------------------    ----------------------------
                    Date                          Donald E. Barry

                                              /s/ Donald E. Lafler
----------------------------------------    ----------------------------
                    Date                          Donald E. Lafler

                                              /s/ Paulette Posch
----------------------------------------    ----------------------------
                    Date                          Paulette Posch

                                              /s/ David Ristig
----------------------------------------    ----------------------------
                    Date                          David Ristig

                                              /s/ Jay D. Smith
----------------------------------------    ----------------------------
                    Date                          Jay D. Smith, Esq.

                                              /s/ Catherine R. Steinke
----------------------------------------    ----------------------------
                    Date                          Catherine R. Steinke

                                              /s/ Kent M. Vining
----------------------------------------    ----------------------------
                    Date                          Kent M. Vining

                                    Exhibit A